Exhibit 21.1

List of Subsidiaries

The subsidiaries of Zoom Technologies, Inc. are:

a) Gold Lion Holding, Ltd.,

b) Jiangsu Leimone Electronic Company, Ltd.,

c) Tianjin Tong Guang Group Digital Communication Company, Ltd.,

d) Silver Tech Enterprises, Ltd.,

e) Zoom USA Holdings, Inc., and

f) Potables Unlimited, LLC.